Zones Announces Financial Results for the Quarter and Year Ended December 31, 2007

AUBURN, WA -- 01/30/2008 -- Zones, Inc. (the "Company," "Zones"™) (NASDAQ: ZONS):

--	Fourth quarter 2007 net sales improved 10.1% to $176.1 million
--	2007 net sales were up 17.8% compared to the prior year
--	Fourth quarter 2007 SMB sales grew 28.2% compared to the prior year
--	2007 SMB sales grew 32.5% compared to 2006
--	Fourth quarter 2007 diluted earnings per share increased 30.0% to $0.26 compared to $0.20 in 2006
--	2007 earnings improved 36.4% to $0.90 per diluted share compared to earnings of $0.66 per diluted share in 2006
--	2007 unassisted sales increased to $215.2 million, or 31.7% of total sales

Zones, a single-source direct marketing reseller of name-brand information technology products, today announced its results for the three and twelve-month periods ended December 31, 2007.

The Company's fourth quarter 2007 net income was $3.8 million, or $0.26 per diluted share, compared with net income of $3.0 million, or $0.20 per diluted share, for the same quarter a year ago. Total fourth quarter 2007 net sales were $176.1 million compared to $159.9 million in the fourth quarter of 2006.

For the year ended December 31, 2007, net income improved to $13.1 million, or $0.90 per diluted share; this compares to $9.7 million, or $0.66 per diluted share, for 2006. Net sales for the year ended December 31, 2007 increased 17.8% to $679.5 million from $577.0 million for the year ended December 31, 2006.

Firoz Lalji, CEO, commented, "Our operating performance was solid during 2007 as we increased net income 35.6% over last year, and attained an annual operating profit of 3.1%. Total sales this year expanded 17.8% while sales to our SMB customers grew a very healthy 32.5%." Mr. Lalji also said, "During 2007 we invested in the development of a national field sales force which we believe holds significant promise as a foundation for future sustained growth."

Operating Highlights

Consolidated outbound sales increased 11.2% to $174.8 million in the fourth quarter of 2007 compared to $157.2 million in the same period of 2006. Sales to SMB businesses grew 28.2% in the quarter, compared with the same quarter a year ago. Unassisted sales during the quarter were $70.7 million, an increase of 46.1% over the same period of 2006, and represented 40.1% of total fourth quarter 2007 net sales.

Gross profit margin improved 10 basis points to 12.1% in the fourth quarter of 2007, compared to 12.0% in the fourth quarter of 2006. The gross profit margin percentage in the fourth quarter of 2007 was positively affected by product and customer mix, vendor programs and pricing. Gross profit margins as a percent of sales are expected to vary on a quarterly basis due to vendor programs and credits, product mix, pricing strategies, customer mix and economic conditions.

Total selling, general and administrative expenses as a percent of net sales were 7.8% in the fourth quarter 2007, which is flat compared to the corresponding period of 2006 and represented a sequential increase from 7.4% in the third quarter of 2007. The sequential increase is due to compensation and benefit related expenses resulting from incentive compensation and employee benefits.

Asset Management

The balance sheet remained strong and the Company ended the year with a cash balance of $12.0 million. Consolidated working capital was $55.0 million at December 31, 2007, compared with $41.7 million at December 31, 2006.

Inventories decreased slightly to $21.3 million at December 31, 2007 from $21.4 million at December 31, 2006. On hand inventory includes approximately $6.3 million of inventory for which the Company has binding customer purchase orders. Trade accounts receivable increased to $71.7 million at December 31, 2007 from $64.2 million at December 31, 2006.

About Zones, Inc.

Zones, Inc. is a single-source direct marketing reseller of name-brand information technology products to the small-to-medium-sized business market, enterprise accounts and public sector accounts. Zones sells these products through outbound and inbound account executives, a national field sales force, catalogs and the Internet. Zones offers more than 150,000 products from leading manufacturers including Adobe, Apple, Avaya, Cisco, HP, IBM, Kingston, Lenovo, Microsoft, NEC, Nortel Networks, Sony, Symantec and Toshiba.

Incorporated in 1988, Zones, Inc. is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.

A live webcast of the Company's management discussion of the fourth quarter results will be available on the Company's Web site at www.zones.com/IR under upcoming events. The webcast will be held today, January 30, 2008 at 2:00 pm PT.

This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, the effect of fluctuating or unfavorable economic conditions on IT purchasing trends and price competition, and the Company's ability to appropriately react to those changing conditions; future growth; account executive hiring and productivity; increased expenses of being a public company; pressure on margin; competition; state tax uncertainties; rapid technological change and inventory obsolescence; reliance on vendor relationships; dependence on personnel; potential disruption of business from information systems failure; reliance on outsourced distribution; variations in gross profit margin percentages due to vendor programs and credits, product and customer mix, pricing strategies, and economic conditions; and other risks and uncertainties detailed in the Company's filings with the SEC.

ZONES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	December 31,	December 31,
	2007	2006

ASSETS
Current assets
Cash and cash equivalents	$12,004	$9,191
Receivables, net of allowances of $1,993 and $1,936, respectively	73,581	66,027
Vendor Receivables	15,139	12,228
Inventories	21,278	21,385
Prepaids	861	1,076
Deferred tax asset	1,377	1,473

Total current assets	124,240	111,380

Property and equipment, net	3,383	3,771
Goodwill	5,098	5,098
Deferred tax asset	411	251
Other assets	190	195

Total assets	$133,322	$120,695

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$37,040	$42,592
Inventory flooring	20,252	14,385
Accrued liabilities and other	11,479	12,584
Income taxes payable	510	150

Total current liabilities	69,281	69,711

Deferred rent obligation	1,733	1,502

Total liabilities	71,014	71,213

Commitments and contingencies

Shareholders' equity:
Common stock	35,676	35,983
Retained earnings	26,632	13,499

Total shareholders' equity	62,308	49,482

Total liabilities & shareholders' equity	$133,322	$120,695

ZONES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2007	2006	2007	2006

Net sales	$176,109	$159,919	$679,492	$577,027
Cost of sales	154,744	140,753	599,223	505,508

Gross profit	21,365	19,166	80,269	71,519
Selling, general and administrative expenses	13,704	12,516	51,201	48,434
Advertising expense	1,804	1,872	8,038	7,159

Income from operations	5,857	4,778	21,030	15,926

Other (income) expense	(47)	(11)	174	270

Income before income taxes	5,904	4,789	20,856	15,656
Provision for income taxes	2,101	1,806	7,723	5,971

Net income	$3,803	$2,983	$13,133	$9,685

Basic earnings per share	$0.29	$0.23	$1.00	$0.73
Shares used in computation of basic earnings per share	13,146	13,208	13,139	13,195

Diluted earnings per share	$0.26	$0.20	$0.90	$0.66
Shares used in computation of diluted earnings per share	14,652	14,800	14,635	14,756

Operating Highlights
Supplemental Data

	Three months ended		Twelve months ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Operating Data
Unassisted net sales (in 000's)	$70,674	$48,363	$215,235	$172,385
Sales force, end of period			342	342

Average Productivity
(annualized)
Per Account Executive (in 000's)	$2,060	$1,870	$1,987	$1,687
Per Employee (in 000's)	$999	$968	$964	$873

Product Mix (% of sales)
Notebook & PDA's	14.5%	12.7%	14.2%	12.4%
Desktops & Servers	19.1%	19.3%	21.3%	20.3%
Software	18.8%	19.7%	18.6%	17.7%
Storage	7.0%	8.0%	7.0%	9.1%
NetComm	5.1%	4.5%	5.2%	4.9%
Printers	8.5%	8.5%	8.2%	8.2%
Monitors & Video	10.2%	11.4%	9.7%	10.4%
Memory & Processors	4.4%	5.8%	4.8%	6.2%
Accessories & Other	12.4%	10.2%	11.0%	10.8%

Contact:
Ronald McFadden
Zones, Inc.
Chief Financial Officer
253-205-3000